Exhibit 99.1

Care Capital Properties Completes Acquisition of Six Behavioral Health Hospitals for $400 Million

CHICAGO--(BUSINESS WIRE)--May 1, 2017--Care Capital Properties, Inc. (NYSE: CCP) (“CCP” or the “Company”), a company with a diversified portfolio of triple-net leased healthcare properties, focused on the post-acute sector, today announced that it has completed its previously announced acquisition of six behavioral health hospitals in a sale-leaseback transaction with affiliates of Signature Healthcare Services, LLC. As part of the transaction, the Company has agreed to fund up to $50 million in capital expenditures to finance future expansion and other improvements of the properties.

The initial funding for the acquisition totaled $379 million, and the Company has an option, exercisable beginning in the fourth quarter of 2018, to purchase one additional building for an amount that is expected to be approximately $20 million. The initial GAAP yield on the transaction is 8.7%.

More information regarding the transaction can be found on the Company’s website under the “Investors” section at www.carecapitalproperties.com/investors/Signature.

About Care Capital Properties

Care Capital Properties, Inc. is a healthcare real estate investment trust with a diversified portfolio of triple-net leased properties, focused on the post-acute sector. The Company’s skilled management team is fully invested in delivering excellent returns by forging strong relationships with shareholders, operators, and employees.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding CCP’s or its tenants’ or borrowers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ materially from CCP’s expectations. Except as required by law, CCP does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

Factors that could cause CCP’s actual future results and trends to differ materially from those anticipated are discussed in its filings with the Securities and Exchange Commission and include, without limitation: (a) the ability and willingness of CCP’s tenants, borrowers and other counterparties to satisfy their obligations under their respective contractual arrangements with CCP, including, in some cases, their obligations to indemnify, defend and hold harmless CCP from and against various claims, litigation and liabilities; (b) the ability of CCP’s tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness, and the impact of CCP’s tenants or borrowers declaring bankruptcy or becoming insolvent; (c) CCP’s ability to successfully execute its business strategy, including identifying, underwriting, financing, consummating and integrating suitable acquisitions and investments; (d) macroeconomic conditions such as a disruption in or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations, and changes in federal or state budgets resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates; (e) the nature and extent of competition in the markets in which CCP’s properties are located; (f) the impact of pending and future healthcare reform and regulations, including cost containment measures, quality initiatives and changes in reimbursement methodologies, policies, procedures and rates; (g) increases in CCP’s borrowing costs as a result of changes in interest rates and other factors; (h) the ability of CCP’s tenants to successfully operate CCP’s properties in compliance with applicable laws, rules and regulations, to deliver high-quality services, to hire and retain qualified personnel, to attract residents and patients, and to participate in government or managed care reimbursement programs; (i) changes in general economic conditions or economic conditions in the markets in which CCP may, from time to time, compete for investments, capital and talent, and the effect of those changes on CCP’s earnings and financing sources; (j) CCP’s ability to repay, refinance, restructure or extend its indebtedness as it becomes due; (k) CCP’s ability and willingness to maintain its qualification as a real estate investment trust in light of economic, market, legal, tax and other considerations; (l) final determination of CCP’s taxable net income for the year ended December 31, 2016 and for current and future years; (m) the ability and willingness of CCP’s tenants to renew their leases with CCP upon expiration of the leases, CCP’s ability to reposition its properties on the same or better terms in the event of nonrenewal or in the event CCP exercises its right to replace an existing tenant, and obligations, including indemnification obligations, CCP may incur in connection with the replacement of an existing tenant; (n) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators contained in CCP’s leases and on CCP’s earnings; (o) CCP’s ability and the ability of its tenants and borrowers to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers; (p) the impact of increased operating costs and uninsured professional liability claims on CCP’s or its tenants’ or borrowers’ liquidity, financial condition and results of operations, and the ability of CCP and its tenants and borrowers to accurately estimate the magnitude of those costs and claims; (q) consolidation in the healthcare industry resulting in a change of control of, or a competitor’s investment in, one or more of CCP’s tenants or borrowers or significant changes in the senior management of CCP’s tenants or borrowers; (r) the impact of litigation or any financial, accounting, legal or regulatory issues, including government investigations, enforcement proceedings and punitive settlements, that may affect CCP or its tenants or borrowers; and (s) changes in accounting principles, or their application or interpretation, and CCP’s ability to make estimates and the assumptions underlying the estimates, which could have an effect on CCP’s earnings. Many of these factors are beyond the control of CCP and its management.

CONTACT:
Care Capital Properties, Inc.
Lori B. Wittman
Executive Vice President and Chief Financial Officer
lwittman@carecapitalproperties.com
312.881.4702